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                                                            Page 1 of 12 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                              (AMENDMENT NO. __)(1)


                             VINA TECHNOLOGIES, INC.
------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    92719D100
------------------------------------------------------------------------------
                                 (CUSIP Number)



------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        / /   Rule 13d-1(b)

        / /   Rule 13d-1(c)

        /X/   Rule 13d-1(d)

--------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

CUSIP NO. 92719D100                                      13G                                    Page 2 of 12 Pages
------------ ---------------------------------------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

                   SIERRA VENTURES V, L.P.,  A CALIFORNIA LIMITED PARTNERSHIP ("SIERRA V")
                   94-3222153
------------ ------------------------------------------------------------------------------------ ---------- ---------
     2       Check the Appropriate Box if a Member of a Group*                                    (a) / /    (b) /X/
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC use only
------------ ---------------------------------------------------------------------------------------------------------
     4       Citizenship or Place of Organization
                   CALIFORNIA LIMITED PARTNERSHIP
------------ ---------------------------------------------------------------------------------------------------------
     Number of Shares           5      Sole Voting Power
  Beneficially Owned by                                                                                           -0-
Each Reporting Person With
                            ------------------------------------------------------------------------------------------
                                6      Shared Voting Power
                                                                                                            8,591,484
                            ------------------------------------------------------------------------------------------
                                7      Sole Dispositive Power
                                                                                                                  -0-
                            ------------------------------------------------------------------------------------------
                                8      Shared Dispositive Power                                             8,591,484
----------------------------------------------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each Reporting Person                                   8,591,484
----------------------------------------------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*                                / /
----------------------------------------------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9                                                    26.4%
----------------------------------------------------------------------------------------------------------------------
    12       Type of Reporting Person*                                                                             PN
----------------------------------------------------------------------------------------------------------------------


                               *SEE INSTRUCTIONS BEFORE FILLING OUT!

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

CUSIP NO. 92719D100                                      13G                                    Page 3 of 12 Pages
------------ ---------------------------------------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

                   SV ASSOCIATES V, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("SV ASSOCIATES")
                   94-3222154
------------ ------------------------------------------------------------------------------------ ---------- ---------
     2       Check the Appropriate Box if a Member of a Group*                                    (a) / /    (b) /X/
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC use only
------------ ---------------------------------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   CALIFORNIA LIMITED PARTNERSHIP
------------ ---------------------------------------------------------------------------------------------------------
     Number of Shares           5      Sole Voting Power
  Beneficially Owned by                                                                                           -0-
Each Reporting Person With
                            ------------------------------------------------------------------------------------------
                                6      Shared Voting Power
                                                                                                            8,591,484
                            ------------------------------------------------------------------------------------------
                                7      Sole Dispositive Power
                                                                                                                  -0-
                            ------------------------------------------------------------------------------------------
                                8      Shared Dispositive Power                                             8,591,484
----------------------------------------------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                                                            8,591,484
----------------------------------------------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*                                / /
----------------------------------------------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9
                                                                                                                26.4%
----------------------------------------------------------------------------------------------------------------------
    12       Type of Reporting Person*
                                                                                                                   PN
----------------------------------------------------------------------------------------------------------------------

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

CUSIP NO. 92719D100                                      13G                                    Page 4 of 12 Pages
------------ ---------------------------------------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

                   SIERRA VENTURES VI, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("SIERRA VI")
                   94-3259091

------------ ------------------------------------------------------------------------------------ ---------- ---------
     2       Check the Appropriate Box if a Member of a Group*                                    (a) / /    (b) /X/
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC use only
------------ ---------------------------------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   CALIFORNIA LIMITED PARTNERSHIP
------------ ---------------------------------------------------------------------------------------------------------
     Number of Shares           5      Sole Voting Power
  Beneficially Owned by                                                                                           -0-
Each Reporting Person With
                            ------------------------------------------------------------------------------------------
                                6      Shared Voting Power
                                                                                                            1,618,035
                            ------------------------------------------------------------------------------------------
                                7      Sole Dispositive Power
                                                                                                                  -0-
                            ------------------------------------------------------------------------------------------
                                8      Shared Dispositive Power                                             1,618,035
----------------------------------------------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                                                            1,618,035
----------------------------------------------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*                                / /
----------------------------------------------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9
                                                                                                                 5.0%
----------------------------------------------------------------------------------------------------------------------
    12       Type of Reporting Person*
                                                                                                                   PN
----------------------------------------------------------------------------------------------------------------------

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

CUSIP NO. 92719D100                                      13G                                    Page 5 of 12 Pages
------------ ---------------------------------------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

                   SV ASSOCIATES VI, L.P.,  A CALIFORNIA LIMITED PARTNERSHIP ("SV ASSOCIATES")
                   94-3259090
------------ ------------------------------------------------------------------------------------ ---------- ---------
     2       Check the Appropriate Box if a Member of a Group*                                    (a) / /    (b) /X/
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC use only
------------ ---------------------------------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   CALIFORNIA LIMITED PARTNERSHIP
------------ ---------------------------------------------------------------------------------------------------------
     Number of Shares           5      Sole Voting Power
  Beneficially Owned by                                                                                           -0-
Each Reporting Person With
                            ------------------------------------------------------------------------------------------
                                6      Shared Voting Power

                                             1,618,035 SHARES DIRECTLY OWNED BY SIERRA VI.
                                             SV ASSOCIATES IS THE GENERAL PARTNER OF SIERRA VI.
                            ------------------------------------------------------------------------------------------
                                7      Sole Dispositive Power
                                                                                                                  -0-
                            ------------------------------------------------------------------------------------------
                                8      Shared Dispositive Power

                                             1,618,035 SHARES DIRECTLY OWNED BY SIERRA VI.
                                             SV ASSOCIATES IS THE GENERAL PARTNER OF SIERRA VI.
----------------------------------------------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                                                            1,618,035
----------------------------------------------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*                                / /
----------------------------------------------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9
                                                                                                                 5.0%
----------------------------------------------------------------------------------------------------------------------
    12       Type of Reporting Person*
                                                                                                                   PN
----------------------------------------------------------------------------------------------------------------------

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                                                            Page 6 of 12 Pages

ITEM 1(a)      NAME OF ISSUER:

               VINA Technologies, Inc.

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               42709 Lawrence Place
               Fremont, CA 94538

ITEM 2         NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:
(a)-(c) This statement is being filed by SV Associates V, L.P., a California Limited Partnership, ("SV Associates V") and SV Associates VI, L.P., a California Limited Partnership ("SV Associates VI") whose principal business address is 3000 Sand Hill Road, Building Four, Suite 210, Menlo Park, California 94025. SV Associates V is general partner to Sierra Ventures V, L.P., a California Limited Partnership ("Sierra V") and SV Associates VI is general paratner to Sierra Ventures VI, L.P., a California Limited Partnership ("Sierra VI"). With respect to SV Associates V and SV Associates VI, this statement relates only to their indirect, beneficial ownership of shares of Common Stock of VINA Technologies, Inc. (the "Shares"). The Shares are held directly by Sierra V, and Sierra VI. Management of the Business affairs of SV Associates V and SV Associates VI, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of SV Associates V and SV Associates VI listed on Exhibit B hereto. Each individual general partner disclaims beneficial ownership of the Shares.

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(e)      CUSIP NUMBER:

               92719D100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.

ITEM 4.        OWNERSHIP.

               Please see Rows 5-11 of cover pages.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
               PERSON.

               Under certain circumstances set forth in the Limited Partnership Agreements of Sierra V, Sierra VI and SV Associates V and SV Associates VI, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from the sale of shares of Common Stock of VINA Technologies, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

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                                                            Page 7 of 12 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

ITEM 10.      CERTIFICATION.

              Not applicable.


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                                                            Page 8 of 12 Pages



                                 SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

   February 14, 2001



     SV ASSOCIATES V, L.P.                        SV ASSOCIATES VI, L.P.


By:  /s/  Martha A. Clarke Adamson           By:  /s/  Martha A. Clarke Adamson
    -------------------------------------        ----------------------------------
     Martha A. Clarke Adamson                     Martha A. Clarke Adamson
     Chief Financial Officer                      Chief Financial Officer

     SIERRA VENTURES V, L.P.,                     SIERRA VENTURES VI, L.P.,
     A CALIFORNIA LIMITED PARTNERSHIP             A CALIFORNIA LIMITED PARTNERSHIP
     By SV Associates V, L.P., its Chief          By SV Associates VI, L.P., its
     General Partner                              General Partner




By:  /s/  Martha A. Clarke Adamson             By:  /s/  Martha A. Clarke Adamson
    -------------------------------------      ----------------------------------
     Martha A. Clarke Adamson                     Martha A. Clarke Adamson
     Chief Financial Officer                      Chief Financial Officer


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                                                            Page 9 of 12 Pages



                                EXHIBIT INDEX



                                                                            Found on
                                                                          Sequentially
   Exhibit                                                                Numbered Page
   -------                                                                --------------

  Exhibit A:      Agreement of Joint Filing                                   10

  Exhibit B:      List of General Partners of SV Associates V, L.P.,          11
                  and SV Associates VI, L.P.



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                                                           Page 10 of 12 Pages

                               EXHIBIT A

                        AGREEMENT OF JOINT FILING


         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 14, 2001, containing the information required by Schedule 13G, for the Shares of the Common Stock of VINA Technologies, Inc. held by Sierra Ventures V, L.P., a
California Limited Partnership, and Sierra Ventures VI, L.P., a California Limited Partnership.

   February 14, 2001



        SV ASSOCIATES V, L.P.            SV ASSOCIATES VI, L.P.


By:   /s/  Martha A. Clarke Adamson      By:  /s/  Martha A. Clarke Adamson
     --------------------------------        ----------------------------------
      Martha A. Clarke Adamson                Martha A. Clarke Adamson
      Chief Financial Officer                 Chief Financial Officer





      SIERRA VENTURES V, L.P.,                SIERRA VENTURES VI, L.P.,
      A CALIFORNIA LIMITED PARTNERSHIP        A CALIFORNIA LIMITED PARTNERSHIP
      By SV Associates V, L.P., its           By SV Associates VI, L.P., its
      General Partner                         General Partner


By:   /s/  Martha A. Clarke Adamson      By:  /s/  Martha A. Clarke Adamson
     --------------------------------        ----------------------------------
      Martha A. Clarke Adamson                Martha A. Clarke Adamson
      Chief Financial Officer                 Chief Financial Officer


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                                                           Page 11 of 12 Pages

                                    EXHIBIT B

                    GENERAL PARTNERS OF SV ASSOCIATES V, L.P.


     Set forth below, with respect to each general partners of SV Associates V, L.P. is the following: (a) name; (b) business address and (c) citizenship.

         1.       (a)      Peter C. Wendell

                  (b)      c/o Sierra Ventures
                           3000 Sand Hill Road
                           Building Four, Suite 210
                           Menlo Park, CA 94025

                  (c)      United States Citizen



         2.       (a)      Jeffrey M. Drazan

                  (b)      c/o Sierra Ventures
                           3000 Sand Hill Road
                           Building Four, Suite 210
                           Menlo Park, CA 94025

                  (c)      United States Citizen


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                                                           Page 12 of 12 Pages

                                    EXHIBIT B

                    GENERAL PARTNERS OF SV ASSOCIATES VI, L.P.


     Set forth below, with respect to each general partners of SV Associates VI, L.P. is the following: (a) name; (b) business address and (c) citizenship.


1.       (a)      Peter C. Wendelll

         (b)      c/o Sierra Ventures
                  3000 Sand Hill Road
                  Building Four, Suite 210
                  Menlo Park, CA  94025

         (c)      United States Citizen


2.       (a)      Jeffrey M. Drazan

         (b)      c/o Sierra Ventures
                  3000 Sand Hill Road
                  Building Four, Suite 210
                  Menlo Park, CA  94025

         (c)      United States Citizen


3.       (a)      David C. Schwab

         (b)      c/o Sierra Ventures
                  3000 Sand Hill Road
                  Building Four, Suite 210
                  Menlo Park, CA  94025

         (c)      United States Citizen